COMMERCIALIZATION AGREEMENT

            THIS COMMERCIALIZATION AGREEMENT (“Agreement”) is made as of the 6th day of December, 2016, (the “Effective Date”) between Genesis Water Technologies, Inc., a Florida Corporation, with an address at 555 Winderley Place Suite 300, Maitland, FL 32751 ("GWT") and Enertopia Corporation, a Nevada Corporation, a corporation with an address at Suite 950 - 1130 West Pender Street, Vancouver, BC V6E 4A4 ("Customer"). GWT and Customer are referred to herein as a “Party” and together as the “Parties”.

RECITALS

            WHEREAS, GWT owns and has developed certain trade secret and patent pending water recovery technologies and lithium recovery technology, including specifically, technological processes used for the recovery and extraction of battery grade lithium carbonate powder Li2CO3 grading 99.5% or higher purity from brine solutions.

            WHEREAS, Customer wishes to acquire, and GWT desires to grant, exclusive rights to GWT’s lithium recovery technology process in the United States of America, Argentina, Bolivia and Chile in order to operate commercial lithium recovery plants.

            NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GWT and Customer hereby agree as follows:

1.

Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

1.1.

“Affiliate” means any corporation, firm, partnership, limited liability company or other entity that controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, any entity will be regarded as in “control” of another entity if (a) it directly or indirectly owns more than fifty percent (50%) of the voting stock of the other entity or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns or has a right to own more than fifty percent (50%) of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity, whether through contract or otherwise.

1.2.

“Confidential Information” means, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, electronic or other form. Confidential Information includes any GWT Patents that have not yet been published.

1.3.	“Dollar” means a U.S. dollar, and “$” shall be interpretedaccordingly.

1.4.

“GWT Know-How” means all Information that is Controlled by GWT as of the Effective Date or during the Term and is necessary or useful for the development, manufacture, or commercialization of the Process in accordance with the terms of this Agreement. For clarity, GWT Know-How excludes Information claimed in any GWT Patent.

1.5.

“GWT Patents” means any Patent that (a) is Controlled by GWT or its Affiliates as of the Effective Date or at any time during the Term, and (b) claims a process related to the Process. A list of GWT Patents in existence as of the Effective Date is attached hereto as Exhibit 1, and GWT shall update such list from time to time to include additional GWT Patents, including patents issuing from any listed application or claiming priority thereto or otherwise continuing therefrom. For the avoidance of doubt, GWT Patents shall include Process Patents (as defined in Section 6.1), and shall exclude the Patents of any Third Party that becomes an acquirer of GWT.

1.6.	“GWT Technology” means the GWT Patents and the GWT Know-How.

1.7.

“Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.8.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including any regulatory agency policy or informal regulatory agency guidance.

1.9.

“Net Sales” means the gross invoiced sales price for the Refined Lithium invoiced by Customer or any of its Affiliates to Third Party customers for sales or commercial dispositions of Refined Lithium, less

(a)	freight, postage, shipping, insurance and transportation expenses and similar charges (in each instance, if separately identified in such invoice); and

(b)

sales, value-added and excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

1.10.

“Patent” means (a) pending patent applications (and patents issuing therefrom), issued patents, utility models and designs; and (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs, in each case being enforceable within the applicable territory.

1.11.	“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.12.	“Process” means the process for extracting lithium from wastewater, as described in U.S. Provisional Patent application no. XXXXXXX.

1.13.	“Refined Lithium” means Li2CO3 produced by Customer or its Affiliates using the Process.

1.14.	“Territory” means the United States of America, Argentina, Bolivia, and Chile.

1.15.	“Third Party” means any party other than a Party to this Agreement and such Party’s Affiliates.

2.	Licenses.

2.1.

License Grant. Subject to the terms and conditions of this Agreement, GWT hereby grants to Customer during the Term a non-exclusive, non-transferable, non- sublicenseable license to use the GWT technological process in the Territory. GWT reserves the right, in its sole discretion to expand the Territory, as defined in this agreement, based on the satisfactory performance in the Territory indicated in section 1.14. “Satisfactory performance” is determined to be defined as the successful implementation of at least 1 full scale commercial lithium plant with a flow rate capacity of 250 gpm or larger in the assigned territory for 1 year.

2.2.

Royalty Clause for Sublicense. If the satisfactory performance criteria is met as detailed in section 2.1, GWT reserves the right, in its sole discretion to expand the Territory and grant the right to the Licensee for 2 sublicensee rights for each Territorial jurisdiction. Provisions for licensee shall apply to sublicensees. GWT would have the right to approve/deny the sublicensee in each of these Territorial jurisdictions with written acknowledgment given to the Licensee.

The terms below set forth the conditions for sublicensing by the Licensee.

i) With respect to sublicenses granted by Licensee, Licensee shall pay to GWT an amount equal to what Licensee would have been required to pay to GWT had Licensee sold the amount of Products sold by such sublicensee.

(ii)In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, or option to sublicense, or other similar rights, and such payments are not based directly upon the amount or value of Products sold by the sublicensee (hereinafter "Sublicense Fees"), then Licensee shall pay GWT 10 percent (10%) of such payments within thirty (30) days of receipt of such payments, payable in US dollars. Licensee shall not receive from its sublicensees anything of value in lieu of cash payments in consideration for any sublicense granted under this Agreement without the express prior written consent of GWT.

(iii)No payments owed for Sublicense Fees shall be prorated, whether the sublicense to the Licensed Patents is bundled with other licenses or sublicenses or not, without GWT's written consent.

(iv) Licensee shall submit to Licensor a copy of all sublicensee agreements.

(v) Licensee shall include a requirement that the sublicensee is subject and subordinate to the terms and conditions of this agreement, except: (i) the sublicensee may not further sublicense or transfer such sublicense rights to a third party.

(vi) If Licensee wants GWT to make or maintain foreign filings outside of the territory of the United States of America, Licensee must, at least three (3) months prior to the expiration of the deadline for making such foreign filings, (1) notify GWT in writing indicating those countries in which Licensee desires GWT to pursue foreign patent protection and (2) pay to GWT the amounts set forth for such foreign patent protection through the respective countries or through the World Intellectual Property Organization (WIPO) as applicable. Any country for which GWT files for such patent protection at Licensee’s request and payment shall be included in the Licensed Territory under this Agreement and added as an addendum titled Exhibit 3 at the time of the foreign patent protection filing.

2.3.

Exclusivity. During the Term GWT will not, either by itself or through the grant of licenses or sublicenses, without Customer’s written consent, commercialize the Process in the Territory or any future expansion of the authorized territory, except under this Agreement.

2.4.	Reservation of Rights. GWT expressly reserves all rights not expressly granted to Licensee under this Agreement.

3.	Milestones.

3.1.	Bench Test. Within 30 days of the Effective Date, the Parties shall conduct a “Bench Test” as follows:

(a)

Customer will provide to GWT up to four (4) brine samples or GWT will compose synthetic brine samples enriched in lithium. (the “Samples”), each of which must be at least five (5) gallons in volume and must contain one sample each from well data #2 and well data #4 from the June 17, 2016 Lithium Recovery Theoretical Feasibility Analysis provided by GWT and two new samples with 300 to 580 parts per million of lithium for analysis. Raw brine samples will be tested by accredited third party laboratory paid for by Customer for chemical verification of the sample to be evaluated for process suitability and subsequently bench testing by GWT.

(b)	GWT shall extract lithium carbonate from the suitable Samples (the “Recovered Lithium”) and deliver the Recovered Lithium to a third party lab for testing.

(c)

The Bench Test shall be deemed successful if the tests from a suitable raw brine sample as determined by GWT water analysis evaluation verifies the recovery of 99.5% Li2CO3 or greater from the Samples, as audited by the third party accredited lab. For avoidance of doubt, the percentage recovery shall be determined with regard to all of the samples in the aggregate; even if an individual Sample or multiple Samples have a purity of less than 99.5%, the Bench Test will be deemed successful so long as the average purity across all of the Samples meets or exceeds 99.5%.

3.2.

Test Pilot Plant. Upon successful completion of the Bench Test, Customer shall construct a test pilot plant (the “Test Plant”) capable of processing at least 50 gallons per minute. If the first bench test performed does not include an actual brine water analysis of the water to be processed by the Test Pilot Plant a second Bench Test will be paid for by the Customer. The Customer will provide a water analysis report of this new brine source for GWT evaluation to confirm test plant design before building the Test Pilot Plant using the same recovery rate as listed in 3.1 (C) above.

a) Customer shall pay all costs for the Test Plant and associated facilities including, without limitation, the costs of all the land, buildings, and equipment. The preliminary capital equipment expenditure is estimated at $2,150,000 as per the June 17, 2016 Lithium Recovery Theoretical Feasibility Analysis prepared by GWT. The final capital expenditure of the Test plant could be higher or lower based on the actual chemical composition of the Lithium brine composition at the Test Pilot location and equipment utilized in the brine recovery process.

b) Within thirty (30) days after successful completion of the Bench Test of the actual brine source for the Test Pilot Plant, the Parties shall enter into a Technical Support and Consumables Agreement in substantially the form of Exhibit 2, under which GWT shall provide services and materials necessary for the construction and operation of the Test Plant at cost plus ten percent.

The Test Plant shall be deemed commercially viable if:

1) The Refined Lithium produced by the Test Plant produces battery-grade Li2CO3 with an average purity of 99.5% or greater; and

2) The direct cost of production of the Refined Lithium produced by the Test Plant be between $3,500 and $4,000 per ton based on a lithium content in the raw source of between 300 and 580 parts per million (ppm). Cost calculations are based on a commercial plant running at 250 GPM for 292 days of the year.

3) Direct cost of production is defined as the costs associated with the direct production operation such as power to operate process plant, direct labor to operate plant, and chemicals/consumables directly used for the plant operation.

3.3.

Commercial Plant. Upon commercial viability of the Test Plant, Customer will identify and secure a location and the capital for a commercial production plant (the “Commercial Plant”) with a minimum capacity of 250 gallons per minute.

(a)	Customer shall pay all costs for the Commercial Plant and associated facilities.

(b)

Within thirty (30) days after commercial viability of the Test Plant, the Parties shall enter into a Technical Support and Consumables Agreement in substantially the form of Exhibit 2, under which GWT shall provide services and materials necessary for the construction and operation of the Commercial Plant at cost plus ten percent.

4.	Payments. Customer agrees to pay GWT as follows:

4.1.	Milestone Payments. In consideration of the rights and licenses granted to Customer by GWT hereunder, Customer shall pay to GWT the following milestone amounts:

Milestone	Payment
1. Within thirty (30) days of signing of this Agreement by both Parties.	$10,000 payment to be paid by Customer for bench test 1. Subsequent $10,000 payment to paid by Customer for bench test 2 as referenced in Section 3.

2. Within thirty (30) days of a successful bench test, as defined in Section 3.1c.	Customer shall issue 250,000 restricted shares of its common stock to GWT, All issued shares will be subject to a hold period, for any resale in the United States under Rule 144, of six months and one day.
3. Within (30) days of issuance of a U.S. Patent based on provisional application number XXXXXXX.	Customer shall issue 250,000 restricted shares of its common stock to GWT. All issued shares will be subject to a hold period, for any resale in the United States under Rule 144, of six months and one day.

The milestone payments specified in this section shall be made based on the milestone event described above.

GWT acknowledges, represents and warrants that the issuance of any securities of the Customer to GWT as contemplated herein is being made pursuant to exemptions from the registration and prospectus requirements of applicable Canadian and Provincial securities laws contained in National Instrument 45-106 Prospectus and Registration Exemptions, and shall be issued to GWT as an “Accredited Investor” as defined in both National Instrument 45-106 and as defined in Rule 501, and issued pursuant to, Rule 506 under Regulation D, promulgated under the United States Securities Act of 1933, as amended (the "1933 Act") and GWT confirms to and covenants with the Customer that:

4.1 a) It will comply with all requirements of applicable securities laws in connection with the issuance to it of the securities and the resale of any of the securities;

4.1 b) The securities have not been registered under the 1933 Act or the securities laws of any State of the United States and that the Customer does not intend to register the securities under the Securities Act of 1933, or the securities laws of any State of the United States and has no obligation to do so; and

4.1 c) upon the issuance of the securities to the GWT and until such time as is no longer required under applicable securities laws, the certificates representing the securities, or securities issuable upon exercise thereof, will bear legends as required pursuant to applicable securities rules and regulations.

4.2.

Annual Payments. Customer shall make an annual payment every twelve (12) months on the anniversary of the Effective Date (the “Annual Payments”). The Annual Payment shall be the greater of (a) 10% of Customer’s Net Sales or (b) the minimum payment amount as defined in the table below:

Year	Minimum Payment
2017	$50,000
2018	$150,000
2019	$200,000
2020	$200,000
2021	$200,000
2022	$200,000
2023	$200,000

In the event that Customer exercises its Option to Renew, the minimum payment Customer must make during each year of the Renewal Term shall be the greater of (a) 10% of Customer's Net Sales as defined in section 1.9 or (b) $250,000.

In the event that the Agreement is terminated prior to the expiration of the Initial Term or the Renewal Term, the next Annual Payment that Customer would have paid shall immediately become due; provided, however, that the minimum payment will be pro- rated by the number of days between the start of the then-current year and the termination.

4.3.	Manner of Payment. Any sums payable under this Agreement shall be paid within 30 days of the due date in U.S. dollars to a bank account to be designated in writing by the Licensor.

4.4.

Late Payments. In the event payments due under this Agreement are not received by Licensor by the due date, Licensee shall pay to Licensor interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of 1.5% per month or, if lower, the maximum amount permitted by law.

4.5.

Taxes. Sums payable under this Agreement are exclusive of any applicable taxes and shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If any deduction or withholding is required by law, Licensee shall pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If licensee is required by law to make a deduction or withholding, Licensee shall, within five business days of making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted, and the actual amount paid.

4.6.

Statements. At the same time as payment is submitted, Licensee shall submit or cause to be submitted to Licensor a statement in writing, certified to be true and correct by Licensee’s Chief Financial Officer, which includes all information relevant to the calculation of such payments, including:

4.6 a) The period for which the amounts were calculated;

4.6 b) The gross invoiced sales price for the Refined Lithium invoiced by Customer or any of its Affiliates to Third Party customers for sales or commercial dispositions of Refined Lithium in the Territory during such period;

4.6 c) The Net Sales in the Territory during such period;

4.7 d) The amount of the payment due under this Agreement;

4.8 e) Any other details GWT may reasonably require.

4.7.

Audit Right. Customer shall keep complete and accurate books and records showing all revenue received from the sale of Refined Lithium. Such books and records shall be kept separate from any books and records not relating solely to this Agreement and shall be available during normal business hours for inspection and audit by GWT (or its authorized representative), who shall be entitled to take copies of or extracts from the same. If such inspection or audit should reveal a discrepancy in the amounts paid from those payable under this Agreement and such discrepancy has been independently verified, then Customer shall immediately make up the shortfall, included interest calculated in accordance with Section 4.4, and shall reimburse GWT for any professional charges incurred for such audit or inspection. Such inspection and audit right of GWT shall remain in effect for a period of two years after the termination of this Agreement.

5.	Representations and Warranties.

	5.1.	Mutual Representations and Warranties. Each party represents and warrants to the other Party that:

(a)	it is duly organized, validly existing and in good standing as a corporation under the laws and regulations of its jurisdiction of organization;

(b)	it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligationshereunder;

(c)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party;

(d)	when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

(e)

the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, contract, instrument or understanding, oral or written, to which such Party is a party, or by which it is bound, nor will it violate any Law applicable to such Party.

5.2.	GWT Representations and Warranties. GWT represents and warrants to Customer that:

5.2 a) GWT has not granted as of the Effective Date, and will not grant during the term of this Agreement, any licenses to any Third Party which would conflict with the licenses granted to Customer hereunder.

5.3.	Disclaimer of Representations and Warranties. Nothing in this Agreement shall constitute any representation or warranty by GWT that:

(a)	Any IP is valid;

(b)	Any IP (if an application) shall proceed to grant or, if granted, shall be valid; or

(c)	The exercise by Customer of rights granted under this Agreement will not infringe the rights of any Person.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, GWT SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF COMMERCIAL UTILITY, MERCHANTIBILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE MATERIALS, INFORMATION, SERVICES, OR LICENSES PROVIDED PURSUANT TO THIS AGREEMENT.

6.	Intellectual Property.

6.1.

Ownership of Inventions; Assignment. Each Party shall own all right, title, and interest in and to any inventions made solely by such Party’s employees, agents, independent contractors and sublicensees in the course of conducting its activities under this Agreement during the Term, together with all intellectual property rights therein, including any rights to applications or other protections for any of the foregoing. The Parties shall jointly own all inventions made jointly by the employees, agents, independent contractors or sublicensees of each Party, in accordance with joint ownership interests of co-inventors under U.S. patent laws (that is, each Party shall have full rights to license, assign and exploit such joint inventions (and any patents arising therefrom) anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party), subject to the licenses granted herein and subject to any other intellectual property held by such other Party. The Parties shall determine which Party will file, prosecute and maintain the Patents claiming or covering such jointly owned inventions. Inventorship shall be determined in accordance with U.S. patent laws. Notwithstanding the foregoing, Customer agrees to assign and hereby assigns and transfers to GWT all of its right, title and interest in and to any such solely owned or jointly owned inventions that relate to the composition of matter, manufacture or use of the Process (“Process Inventions”), and agrees to take, and to cause its employees, agents, consultants and sublicensees to take, all further acts reasonably required to evidence such assignment and transfer to GWT, at GWT’s reasonable expense. Customer hereby appoints GWT as its attorney-in-fact to sign such documents as GWT deems necessary for GWT to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of such Process Inventions if GWT is unable, after reasonable inquiry, to obtain Customer’s (or its employee’s or agent’s) signature on such a document. All Patents claiming or covering any Process Invention shall be referred to herein as “Process Patents.”

6.2.

Disclosure of Inventions. Customer shall, and shall cause its Third Party Subcontractors, and its Affiliates to, promptly disclose to GWT any invention disclosures, or other similar documents, submitted to it by its employees, agents, consultants or independent contractors describing inventions that may be Process Inventions, and all Information relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent with respect to such invention.

6.3.	Prosecution of Patents. GWT shall have the sole right to prepare, file, prosecute and maintain the GWT Patents at GWT’s own costs and expenses.

6.4.	Infringement of Patents by Third Parties.

(a)

Customer shall promptly notify GWT in writing of any existing or threatened infringement in the Territory of the GWT Technology of which it becomes aware, and shall provide all evidence in its possession demonstrating such infringement.

(b)

If a Third Party infringes on any GWT Technology processes in the Territory by making, using, importing, offering for sale or selling the Process (a “Process Infringement”), each Party shall share with the other Party all Information available to it regarding such alleged infringement. GWT shall have the sole and exclusive right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Process Infringement in the Territory. Customer shall provide to GWT reasonable assistance in such enforcement, at GWT’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. GWT shall keep Customer regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Customer’s comments on any such efforts, and shall seek consent of Customer in any important aspects of such enforcement, including determination of litigation strategy and filing of important papers to the competent court, which shall not be unreasonably withheld or delayed. Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 6.4b. Customer shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but Customer shall at all times cooperate fully with GWT bringing such action.

7.	Confidentiality and Publication.

7.1.

Confidentiality. Subject to any other provisions of this Agreement, each Party (the “Receiving Party”), for itself and its Affiliates, agrees that it shall, during the term of this Agreement and for a period of five (5) years thereafter or ten (10) years from the Effective Date, whichever is longer, (i) hold in confidence using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value the Confidential Information received before or after the Effective Date from the other Party (the “Disclosing Party”), (ii) not disclose such Confidential Information to any Third Party, except for those disclosures expressly permitted in this Section 7below, and (iii) not use such Confidential Information for any purpose other than the purposes expressly permitted by this Agreement, without first obtaining the prior written consent of the Disclosing Party, except as follows:

(a)

such Confidential Information is a part of the public domain, or is known to the Receiving Party or any of its Affiliates without any obligation to keep it confidential, prior to its disclosure by the Disclosing Party to the Receiving Party hereunder; or

(b)

such Confidential Information becomes a part of the public domain after its disclosure by the Disclosing Party to the Receiving Party hereunder without any breach by the Receiving Party of this Agreement; or

(c)

such Confidential Information which the Receiving Party can demonstrate that it has been independently developed either prior to its disclosure by the Disclosing Party to the Receiving Party hereunder or without the use of Confidential Information of the Disclosing Party; or

(d)	such Confidential Information is disclosed to the Receiving Party by a Third Party who has the right to make such disclosure; or

(e)	such Confidential Information is required to be disclosed by Law.

In each case, it shall be Customer’s obligation to prove that such an exception to the definition of Confidential Information exists.

7.2.

Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is for a permitted purpose and is reasonably necessary in the following instances:

(a)	filing or prosecuting Patents;

(b)	in prosecuting or defending litigation;

(c)

disclosure, solely on a “need to know basis”, to Affiliates, potential and existing collaborators, subcontractors, investment bankers, investors and lenders, and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non- use no less restrictive than the obligations set forth in this Section 7; provided, however, that the Receiving Party shall remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 7.2cto treat such Confidential Information as required under this Section 7.

If and whenever any Confidential Information is disclosed in accordance with this Section 7.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and other than with respect to Section 7.2c, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 7.2sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate in keeping with the terms of this Agreement to protect the confidentiality of the subject Confidential Information.

7.3.	Terms of this Agreement. The Parties shall treat the terms of this Agreement as Confidential Information.

7.4.

Publications. If either Party wishes to publish any information, data or results regarding the Process in written, oral or other form in any scientific journals or scientific conferences, a manuscript of the proposed publication shall first be sent to the other Party at least thirty (30) days in advance of such publication for review. Unless the reviewing Party informs the other in writing during this thirty (30) day period that the proposed publication must be delayed in order to protect a patentable invention or changed to avoid disclosure of Confidential Information of the Reviewing Party, the other Party shall be free to publish such results without restriction. In the event that a delay of the proposed publication is required, the other Party shall withhold such submission for publication for one additional period, up to sixty (60) days, or such other period as the Parties may mutually agree.

8.

Compliance with Laws. THE PARTIES AGREE TO COMPLY WITH ANY AND ALL FEDERAL, STATE OR LOCAL LAWS, ORDERS, REGULATIONS AND/OR ORDINANCES, INCLUDING WITHOUT LIMITATION, THOSE OF THEIR RESPECTIVE COUNTRIES OF INCORPORATION OR PRINCIPAL PLACE OF BUSINESS, AS APPLICABLE UNDER THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT IT IS UNLAWFUL FOR ANY ISSUER, DOMESTIC CONCERN OR PERSON ACTING WITHIN THE UNITED STATES TO OFFER OR MAKE A PAYMENT OF ANYTHING OF VALUE DIRECTLY OR INDIRECTLY TO A FOREIGN OFFICIAL, POLITICAL PARTY OR PARTY OFFICIAL, OR ANY CANDIDATE FOR PUBLIC OFFICE, FOR THE PURPOSE OF INFLUENCING THAT OFFICIAL TO ASSIST IN OBTAINING OR RETAINING BUSINESS PURSUANT TO FOREIGN CORRUPT PRACTICES ACT 15 U.S.C. § 78DD-1-3.

9.

Limitations of Liability. IN NO EVENT WILL GWT BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF DATA, OR ANY SPECIAL CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXTRAORDINARY DAMAGES, HOWEVER CAUSED, EVEN IF GWT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. GWT’S AGGREGATE LAIBILITY FOR ANY AND ALL CLAIMS RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE PRIOR QUARTER’S CONSIDERATION GWT HAS BEEN PAID BY CUSTOMER UNDER THIS AGREEMENT.

10.	Indemnification.

10.1.

Mutual Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party and its Affiliates, and their directors, officers, employees, agents, successors and assigns (collectively, the "Other Party Indemnitees") from and against all liabilities, damages, losses, suits, proceedings, actions, claims, judgments and costs and expenses (including reasonable legal fees and expenses) (collectively, "Losses") they may suffer as the result of Third Party claims, demands, actions, suits or judgments against them resulting from or arising out of: (a) the negligence, recklessness or willful misconduct on the part of the indemnifying Party; (b) the failure by the indemnifying Party to comply with applicable Laws in connection with the exercise of any of its rights or the performance of any of its obligations hereunder; and/or (c) any material breach of this Agreement by the indemnifying Party. The foregoing indemnification obligation shall not apply to Losses to the extent resulting from or arising out of: (i) the negligence, recklessness or willful misconduct on the part of any of the Other Party Indemnitees; (ii) the failure by the other Party to comply with applicable Laws; and/or (iii) any breach of this Agreement by the other Party.

10.2.

Indemnification Procedures. The indemnified party shall promptly notify the indemnifying party in writing of any claim, demand, action, or suit for which indemnity is sought (an “Action”) and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of the indemnified party without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section 10.2shall not relieve the indemnifying party of its obligations under this Section 10.2except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

10.3.

Insurance. During the Term of this Agreement, Customer shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance, including product liability insurance, that (a) provides minimum limits of liability of at least US$2,000,000 and (b) includes all Other Party Indemnitees (as that term is defined in section 10.1) as additional insured. Upon request by GWT, Customer shall provide GWT with written evidence of such insurance. Additionally, Customer shall provide GWT with written notice of at least sixty (60) days prior to Licensee canceling, not renewing, or materially changing such insurance.

11.	Term and Termination.

11.1.

Initial Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with Sections 11.3or 11.4, shall remain in force for a period of seven (7) years (the “Initial Term”).

11.2.

Renewal Term. Customer will have the option to renew this Agreement for an additional term (the "Option to Renew") of ten (10) years (the "Renewal Term") upon the conclusion of the Initial Term. The Option to Renew may be exercised by Licensee by making written notice to GWT at least one (1) year prior to the expiration of the Initial Term.

11.3.	GWT’s Right to Terminate for Cause. GWT shall have the right to terminate this Agreement immediately by giving written notice to Customer if:

(a)	Customer fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) days after being notified in writing to make such payment;

(b)

Customer breaches this Agreement (other than failure to pay any amounts due under this Agreement) and (if such breach is curable) fails to cure such breach within thirty (30) days of being notified in writing to do so;

(c)

Customer (1) becomes insolvent or admits its inability to pay its debts generally as they become due; (2) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (3) is dissolved or liquidated or takes any corporate action for such purpose; (4) makes a general assignment for the benefit of creditors; or (5) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(d)	Customer challenges the validity of the GWT technology process or GWT’s ownership of the GWT process patent; or

(e)

This Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of law or otherwise by any of the parties to this agreement without the prior written consent of GWT. Such consent shall not be unreasonably withheld.

11.4.

Additional Termination for Non Viability. Customer shall have the right to terminate this Agreement on 30 days written notice to GWT if (a) the Bench Test (1) or second potential bench test in Section 3.2 are not successful as defined in Section 3.1c, or (b) the Test Plant is not commercially viable as defined in Section 3.2??.

11.5.	Customer’s Right to Terminate for Cause. Customer shall have the right to terminate this Agreement immediately by giving written notice to GWT if:

11.5 a) GWT (1) becomes insolvent or admits its inability to pay its debts generally as they become due; (2) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (3) is dissolved or liquidated or takes any corporate action for such purpose; (4) makes a general assignment for the benefit of creditors; or (5) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

11.5 b) Any third party succeeds in its challenge of the validity of GWT’s ownership of the GWT process patent in a US court of competent jurisdiction.

12.	Effects of Termination or Expiration.

12.1.

Survival. Expiration or termination of this Agreement shall not affect the rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration including, without limitation:

a) the obligations of confidentiality provided for in Section 7;

b) the Parties’ right to receive all payments accrued under this Agreement;

c) GWT’s right of inspecting books and account of Customer and its pursuant to Section 4.7 ; and

d) the rights and ownership in any Patents and Know-How the respective Party has obtained prior to expiration or termination of this Agreement.

In addition to the foregoing, the following provisions shall survive expiration or termination of this Agreement for any reason and shall continue in full force and effect: Sections 1, 6, 7, 12, and 12.2. Unless otherwise provided herein, the license grants contained in Sections 2.1, and all other licenses and other rights and obligations hereunder, shall terminate upon termination of this Agreement.

12.2.

Customer Obligations. Upon termination of this Agreement for any reason, Customer and its Affiliates shall cease use of the GWT technology process. In addition, Customer shall destroy or return (with confirmation letter to GWT upon request) to GWT any and all GWT Know-How or Confidential Information in the possession of Customer or its Affiliates, without delay. Unless the Parties agree otherwise in writing, Customer agrees to disassemble and sell or destroy, within a commercially reasonable period of termination, any equipment, machinery, or tools located at the Test Plant or the Commercial Plant that implement, embody, or otherwise carry out the GWT technological process. The above equipment, machinery, or tools shall be sold piece by piece or destroyed in an approved manner of GWT.

13.	Miscellaneous.

13.1.

Further Assurances. From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

13.2.

Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

13.3.

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

13.4.

Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.5.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

13.6.

Entire Agreement. This License Agreement, together with all Schedules and Exhibits and any other documents incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

13.7.	Time of Essence. Time is of the essence of this Agreement and each of its terms.

13.8.

Applicable Law; Disputes. This License Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the State of Florida, without regard to its choice of law provisions. Any proceeding arising out of this Agreement shall be commenced only in a court of competent jurisdiction located in Orange County, Florida, and the parties hereby consent and submit themselves to the exclusive jurisdiction of those courts for purposes of any such proceeding. The parties will use their best efforts to negotiate in good faith and settle any dispute that may arise out of or relate to this Agreement or any breach of it. If any such dispute cannot be settled amicably through ordinary negotiations between representatives of the parties, the dispute shall be referred to the management of each party who will meet in good faith in order to try and resolve the dispute. All negotiations connected with the dispute will be conducted in complete confidence and the parties undertake not to divulge details of such negotiations except to their professional advisers who will also be subject to such confidentiality and such negotiations shall be without prejudice to the rights of the parties in any future proceedings.

In the event any such dispute is unresolved after thirty (30) days, such disputes arising out of or in connection with this License Agreement, including any question regarding its existence, validity or termination, shall be finally settled under the Rules of the American Arbitration Association (“AAA”) for the time being in force (“AAA Rules”), which rules are deemed to be incorporated by reference into this Clause. For disputes where the total amount in dispute (including all counterclaims) is less than $5 million, the tribunal shall consist of one (1) arbitrator to be appointed by the Chairman of AAA. For all other disputes, the tribunal shall consist of three (3) arbitrators to be appointed by the Chairman of the AAA. The seat of arbitration shall be Reno, NV USA. The language to be used in the arbitration proceedings shall be English.

13.9.

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be effective unless it is in writing and signed by both Parties. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver or any failure to enforce any provision constitute a continuing waiver.

13.10.

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. In the event that any term or provision hereof is declared invalid, illegal, or unenforceable, the parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal, or unenforceable term or provision.

13.11.

Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

13.12.

Equitable Relief. Customer acknowledges that a breach by Customer of this Agreement may cause GWT irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, GWT will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which GWT may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.13.

Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailingParty.

13.14.	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars, without regard to exchange rates.

13.15.

Sections and Headings. The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section, subsection or Schedule refers to the specified section or subsection of or Schedule to this Agreement.

13.16.

Number, Gender and Persons. In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

13.17.

Accounting Principles. Except as otherwise stated, any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

13.18.

Notices. Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

if to GWT:

Genesis Water Technologies, Inc.
555 Winderley Place Suite 300
Maitland, FL 32751 USA
Tel: +1 321 280 2742

if to the Customer:

Enertopia Corporation
Suite 950 - 1130 West Pender Street
Vancouver, BC V6E 4A4

Tel: +1 250 765 6412

with a copy to:

Macdonald Tuskey
409 221 W. Esplande,
North Vancouver, BC V7M 3J3

Attention: William L. Macdonald

Facsimile No.: +1 (604) 973-0280

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a business day, and otherwise on the business day next following the date evidence of receipt of transmission is obtained by the sender.

[CONTINUED ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives effective as of the Effective Date.

GENESIS WATER TECHNOLOGIES, INC.	ENERTOPIA CORP.

By: _________________________________________	By: _________________________________________

Name: _______________________________________	Name: _______________________________________

Title: ________________________________________	Title: ________________________________________

Date: ________________________________________	Date: ________________________________________

EXHIBIT 1 – GWT PATENTS

United States Provisional Patent No XXXXX.

EXHIBIT 2 – TECHNICAL SUPPORT AND CONSUMABLES AGREEMENT

[ attached ]